Exhibit 99.1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other parts of this Current Report on Form 8-K (“Form 8-K”) contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2012 (“Form 10-K”) under the heading “Risk Factors,” which are incorporated herein by reference. The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this Form 8-K. All information presented herein is based on the Company’s fiscal calendar. Unless otherwise stated, references to particular years or quarters refer to the Company’s fiscal years ended in September and the associated quarters of those fiscal years. Each of the terms the “Company” and “Apple” as used herein refers collectively to Apple Inc. and its wholly-owned subsidiaries, unless otherwise stated. The Company assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law.

Executive Overview

The Company designs, manufactures, and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, peripherals, networking solutions, and third-party digital content and applications. The Company’s products and services include iPhone, iPad, Mac, iPod, Apple TV, a portfolio of consumer and professional software applications, the iOS and OS X operating systems, iCloud, and a variety of accessory, service and support offerings. The Company also sells and delivers digital content and applications through the iTunes Store, App Store, iBookstore, and Mac App Store. The Company sells its products worldwide through its retail stores, online stores, and direct sales force, as well as through third-party cellular network carriers, wholesalers, retailers, and value-added resellers. In addition, the Company sells a variety of third-party iPhone, iPad, Mac and iPod compatible products, including application software, and various accessories through its online and retail stores. The Company sells to consumers; small and mid-sized businesses; and education, enterprise and government customers.

The Company is committed to bringing the best user experience to its customers through its innovative hardware, software, peripherals, and services. The Company’s business strategy leverages its unique ability to design and develop its own operating systems, hardware, application software, and services to provide its customers new products and solutions with superior ease-of-use, seamless integration, and innovative design. As part of its strategy, the Company continues to expand its platform for the discovery and delivery of third-party digital content and applications through the iTunes Store. As part of the iTunes Store, the Company’s App Store and iBookstore allow customers to discover and download applications and books through either a Mac or Windows-based computer or through “iOS devices,” namely iPhone, iPad and iPod touch. The Company’s Mac App Store allows customers to easily discover, download and install Mac applications. The Company also supports a community for the development of third-party software and hardware products and digital content that complement the Company’s offerings. The Company’s strategy also includes expanding its distribution network to effectively reach more customers and provide them with a high-quality sales and post-sales support experience.

The Company participates in several highly competitive markets, including the market for mobile communications and media devices with its iOS devices; personal computers with its Mac computers; portable digital players with iPod; and distribution of third-party digital content and applications with the iTunes Store, App Store, iBookstore, and Mac App Store. While the Company is widely recognized as a leading innovator in the markets where it competes, these markets are highly competitive and subject to aggressive pricing. To remain competitive, the Company believes that continual investment in research and development and marketing and advertising is critical to the development and sale of innovative products and technologies. The Company’s research and development spending is focused on investing in new hardware and software products, and in further developing its existing products, including iPhone, iPad, Mac, and iPod hardware; iOS and OS X operating systems; and a variety of application software and online services.

The Company uses a variety of direct and indirect distribution channels, such as its retail stores, online stores, and direct sales force, and third-party cellular network carriers, wholesalers, retailers, and value-added resellers. The Company believes that sales of its innovative and differentiated products are enhanced by knowledgeable salespersons who can convey the value of the hardware and software integration, and demonstrate the unique solutions that are available on its products. The Company further believes providing direct contact with its targeted customers is an effective way to demonstrate the advantages of its products over those of its competitors and providing a high-quality sales and after-sales support experience is critical to attracting new and retaining existing customers. To ensure a high-quality buying experience for its products in which service and education are emphasized, the Company continues to expand and improve its distribution capabilities by expanding the number of its own retail stores worldwide. Additionally, the Company has invested in programs to enhance reseller sales by placing high quality Apple fixtures, merchandising materials and other resources within selected third-party reseller locations. Through the Apple Premium Reseller Program, certain third-party resellers focus on the Apple platform by providing a high level of integration and support services, and product expertise.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles (“GAAP”) and the Company’s discussion and analysis of its financial condition and operating results require the Company’s management to make judgments, assumptions and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. Note 1, “Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements in this Form 8-K describes the significant accounting policies and methods used in the preparation of the Company’s consolidated financial statements. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates and such differences may be material.

Management believes the Company’s critical accounting policies and estimates are those related to revenue recognition, valuation and impairment of marketable securities, inventory valuation and inventory purchase commitments, warranty costs, income taxes, and legal and other contingencies. Management considers these policies critical because they are both important to the portrayal of the Company’s financial condition and operating results, and they require management to make judgments and estimates about inherently uncertain matters. The Company’s senior management has reviewed these critical accounting policies and related disclosures with the Audit and Finance Committee of the Company’s Board of Directors.

Revenue Recognition

Net sales consist primarily of revenue from the sale of hardware, software, digital content and applications, peripherals, and service and support contracts. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is probable. Product is considered delivered to the customer once it has been shipped and title and risk of loss have been transferred. For most of the Company’s product sales, these criteria are met at the time the product is shipped. For online sales to individuals, for some sales to education customers in the U.S., and for certain other sales, the Company defers revenue until the customer receives the product because the Company retains a portion of the risk of loss on these sales during transit. The Company recognizes revenue from the sale of hardware products, software bundled with hardware that is essential to the functionality of the hardware, and third-party digital content sold on the iTunes Store in accordance with general revenue recognition accounting guidance. The Company recognizes revenue in accordance with industry specific software accounting guidance for the following types of sales transactions: (i) standalone sales of software products, (ii) sales of software upgrades and (iii) sales of software bundled with hardware not essential to the functionality of the hardware.

For multi-element arrangements that include hardware products containing software essential to the hardware product’s functionality, undelivered software elements that relate to the hardware product’s essential software, and/or undelivered non-software services, the Company allocates revenue to all deliverables based on their relative selling prices. In such circumstances, the Company uses a hierarchy to determine the selling price to be used for allocating revenue to deliverables: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence of selling price (“TPE”) and (iii) best estimate of selling price (“ESP”). VSOE generally exists only when the Company sells the deliverable separately and is the price actually charged by the Company for that deliverable. ESPs reflect the Company’s best estimates of what the selling prices of elements would be if they were sold regularly on a stand-alone basis.

For sales of qualifying versions of iOS devices, Mac and Apple TV, the Company has indicated it may from time to time provide future unspecified software upgrades and features free of charge to customers. The Company also provides various non-software services to owners of qualifying versions of iOS devices and Mac. Because the Company has neither VSOE nor TPE for the unspecified software upgrade rights or the non-software services, revenue is allocated to these rights and services based on the Company’s ESPs. Revenue allocated to the unspecified software upgrade rights and non-software services based on the Company’s ESPs is deferred and recognized on a straight-line basis over the estimated period the software upgrades and non-software services are expected to be provided for each of these devices, which ranges from two to four years.

The Company’s process for determining ESPs involves management’s judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable. If the facts and circumstances underlying the factors considered change, including the estimated or actual costs incurred to provide non-software services or the estimated period the software upgrades and non-software services are expected to be provided, or should future facts and circumstances lead the Company to consider additional factors, the Company’s ESPs and the future rate of related amortization for software upgrades and non-software services related to future sales of these devices could change.

The Company records reductions to revenue for estimated commitments related to price protection and other customer incentive programs. For transactions involving price protection, the Company recognizes revenue net of the estimated amount to be refunded, provided the refund amount can be reasonably and reliably estimated and the other conditions for revenue recognition have been met. The Company’s policy requires that, if refunds cannot be reliably estimated, revenue is not recognized until reliable estimates can be made or the price protection lapses. For the Company’s other customer incentive programs, the estimated cost is recognized at the later of the date at which the Company has sold the product or the date at which the program is offered. The Company also records reductions to revenue for expected future product returns based on the Company’s historical experience. Future market conditions and product transitions may require the Company to increase customer incentive programs that could result in reductions to future revenue. Additionally, certain customer incentive programs require management to estimate the number of customers who will actually redeem the incentive. Management’s estimates are based on historical experience and the specific terms and conditions of particular incentive programs. If a greater than estimated proportion of customers redeems such incentives, the Company would be required to record additional reductions to revenue, which would have an adverse impact on the Company’s results of operations.

Valuation and Impairment of Marketable Securities

The Company’s investments in available-for-sale securities are reported at fair value. Unrealized gains and losses related to changes in the fair value of securities are recognized in accumulated other comprehensive income, net of tax, in the Company’s Consolidated Balance Sheets. Changes in the fair value of available-for-sale securities impact the Company’s net income only when such securities are sold or an other-than-temporary impairment is recognized. Realized gains and losses on the sale of securities are determined by specific identification of each security’s cost basis. The Company regularly reviews its investment portfolio to determine if any security is other-than-temporarily impaired, which would require the Company to record an impairment charge in the period any such determination is made. In making this judgment, the Company evaluates, among other things, the duration and extent to which the fair value of a security is less than its cost; the financial condition of the issuer and any changes thereto; and the Company’s intent to sell, or whether it will more likely than not be required to sell, the security before recovery of the its amortized cost basis. The Company’s assessment on whether a security is other-than-temporarily impaired could change in the future due to new developments or changes in assumptions related to any particular security.

Inventory Valuation and Inventory Purchase Commitments

The Company must order components for its products and build inventory in advance of product shipments. The Company records a write-down for inventories of components and products, including third-party products held for resale, which have become obsolete or are in excess of anticipated demand or net realizable value. The Company performs a detailed review of inventory each fiscal quarter that considers multiple factors including demand forecasts, product life cycle status, product development plans, current sales levels, and component cost trends. The industries in which the Company competes are subject to a rapid and unpredictable pace of product and component obsolescence and demand changes. If future demand or market conditions for the Company’s products are less favorable than forecasted or if unforeseen technological changes negatively impact the utility of component inventory, the Company may be required to record additional write-downs, which would adversely affect its results of operations in the period when the write-downs were recorded.

The Company records accruals for estimated cancellation fees related to component orders that have been cancelled or are expected to be cancelled. Consistent with industry practice, the Company acquires components through a combination of purchase orders, supplier contracts, and open orders based on projected demand information. These commitments typically cover the Company’s requirements for periods up to 150 days. If there is an abrupt and substantial decline in demand for one or more of the Company’s products or an unanticipated change in technological requirements for any of the Company’s products, the Company may be required to record additional accruals for cancellation fees that would adversely affect its results of operations in the period when the cancellation fees are identified and recorded.

Warranty Costs

The Company provides for the estimated cost of hardware and software warranties at the time the related revenue is recognized based on historical and projected warranty claim rates, historical and projected cost-per-claim, and knowledge of specific product failures that are outside of the Company’s typical experience. Each quarter, the Company reevaluates its estimates to assess the adequacy of its recorded warranty liabilities considering the size of the installed base of products subject to warranty protection and adjusts the amounts as necessary. If actual product failure rates or repair costs differ from estimates, revisions to the estimated warranty liabilities would be required and could materially affect the Company’s results of operations.

Income Taxes

The Company records a tax provision for the anticipated tax consequences of the reported results of operations. The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Management believes it is more likely than not that forecasted income, including income that may be generated as a result of certain tax planning strategies, together with future reversals of existing taxable temporary differences, will be sufficient to fully recover the deferred tax assets. In the event that the Company determines all or part of the net deferred tax assets are not realizable in the future, the Company will make an adjustment to the valuation allowance that would be charged to earnings in the period such determination is made. In addition, the calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of GAAP and complex tax laws. Resolution of these uncertainties in a manner inconsistent with management’s expectations could have a material impact on the Company’s financial condition and operating results.

Legal and Other Contingencies

As discussed in Part I, Item 3 of the Form 10-K under the heading “Legal Proceedings” and in this Form 8-K in the Notes to Consolidated Financial Statements in Note 7, “Commitments and Contingencies,” the Company is subject to various legal proceedings and claims, including those that arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount is reasonably estimable. There is significant judgment required in both the probability determination and as to whether an exposure can be reasonably estimated. In the opinion of management, there was not at least a reasonable possibility the Company may have incurred a material loss, or a material loss in excess of a recorded accrual, with respect to loss contingencies for legal and other contingencies. However, the outcome of legal proceedings and claims brought against the Company is subject to significant uncertainty. Therefore, although management considers the likelihood of such an outcome to be remote, if one or more of these legal matters were resolved against the Company in a reporting period for amounts in excess of management’s expectations, the Company’s consolidated financial statements for that reporting period could be materially adversely affected.

Fiscal Period

The Company’s fiscal year is the 52 or 53-week period that ends on the last Saturday of September. The Company’s fiscal years 2012, 2011 and 2010 ended on September 29, 2012, September 24, 2011, and September 25, 2010, respectively. Fiscal year 2012 spanned 53 weeks, with a 14th week included in the first quarter of 2012, as is done approximately every six years to realign the Company’s fiscal quarters more closely to calendar quarters. Inclusion of the additional week in 2012 increased the Company’s overall net sales and operating expenses for the year. Fiscal years 2011 and 2010 spanned 52 weeks each. Unless otherwise stated, references to particular years or quarters refer to the Company’s fiscal years ended in September and the associated quarters of those fiscal years.

Net Sales

In 2013, the Company made certain changes to the presentation of its operating segment data and product-level net sales, as described below. The 2012, 2011 and 2010 presentation of this data has been reclassified to conform to the 2013 presentation.

In 2013, the Company established a new reportable operating segment, Greater China, which was previously included in its Asia-Pacific segment. The Company’s reportable operating segments now consist of the Americas, Europe, Greater China, Japan, Rest of Asia Pacific and Retail operations.

In 2013, the Company realigned its reporting of product-level net sales. Reported net sales of the Company’s hardware categories no longer include related service and accessory revenue. The Company also began reporting separate categories for iTunes, software and services, and for accessories.

The following table shows net sales by operating segment and net sales and unit sales by product during 2012, 2011, and 2010 (dollars in millions and units in thousands):

	2012	Change	2011	Change	2010
Net Sales by Operating Segment:
Americas	$57,512	50%	$38,315	56%	$24,498
Europe	36,323	31%	27,778	49%	18,692
Greater China (a)	22,533	78%	12,690	320%	3,021
Japan	10,571	94%	5,437	37%	3,981
Rest of Asia Pacific	10,741	8%	9,902	89%	5,235
Retail	18,828	33%	14,127	44%	9,798

Total net sales	$156,508	45%	$108,249	66%	$65,225

Net Sales by Product:
iPhone (b)	$78,692	71%	$45,998	88%	$24,463
iPad (b)	30,945	61%	19,168	309%	4,687
Mac (b)	23,221	7%	21,783	25%	17,479
iPod (b)	5,615	(25)%	7,453	(10)%	8,274
iTunes, software and services (c)	12,890	38%	9,373	32%	7,105
Accessories (d)	5,145	15%	4,474	39%	3,217

Total net sales	$156,508	45%	$108,249	66%	$65,225

Unit Sales by Product:
iPhone	125,046	73%	72,293	81%	39,989
iPad	58,310	80%	32,394	334%	7,458
Mac	18,158	9%	16,735	22%	13,662
iPod	35,165	(17)%	42,620	(15)%	50,312

(a)	Greater China includes China, Hong Kong and Taiwan.

(b)	Includes deferrals and amortization of related non-software services and software upgrade rights.

(c)	Includes revenue from sales on the iTunes Store, the App Store, the Mac App Store, and the iBookstore, and revenue from sales of AppleCare, licensing and other services.

(d)	Includes sales of hardware peripherals and Apple-branded and third-party accessories for iPhone, iPad, Mac and iPod.

Fiscal Year 2012 versus 2011

Net sales during 2012 increased $48.3 billion or 45% compared to 2011. Several factors contributed positively to this increase, including the addition of a 14th week in the first quarter of 2012, as well as the following:

•

iPhone net sales were $78.7 billion in 2012, representing an increase of $32.7 billion or 71% compared to 2011. iPhone unit sales totaled 125.0 million during 2012, representing an increase of 52.8 million units or 73% compared to 2011. The year-over-year growth in iPhone net sales and unit sales during 2012 reflects strong demand for iPhone in all of the Company’s operating segments, except for the Rest of Asia Pacific segment. Growth in iPhone sales during 2012 is primarily a result of the launches of iPhone 4S in the first quarter of 2012 and iPhone 5 in the fourth quarter of 2012, ongoing demand for iPhone 4 and iPhone 3GS, and expanded distribution with new carriers and resellers. iPhone net sales accounted for 50% and 42% of the Company’s total net sales for 2012 and 2011, respectively.

•

iPad net sales were $30.9 billion in 2012, representing an increase of $11.8 billion or 61% compared to 2011. Unit sales of iPad were 58.3 million during 2012, an increase of 80% from 2011. The year-over-year increase in iPad net sales and unit sales during 2012 was driven by strong demand for iPad in all of the Company’s operating segments as a result of the launch of the new iPad in March 2012, continued demand for iPad 2, and expanded distribution with new resellers. The year-over-year growth rate of iPad unit sales was higher than the growth rate of iPad net sales during 2012 due to a reduction of average selling prices as a result of a shift in product mix toward lower-priced iPad models, the price reduction for iPad 2 and an increase in indirect sales due to expanded distribution through third-party resellers. iPad net sales accounted for 20% and 18% of the Company’s total net sales for 2012 and 2011, respectively.

•

Mac net sales were $23.2 billion in 2012, representing an increase of $1.4 billion or 7% compared to 2011. Mac unit sales totaled 18.2 million during 2012, representing an increase of 1.4 million or 9% compared to 2011. The year-over-year growth in Mac net sales and unit sales during 2012 reflects increased demand for Mac portables in all of the Company’s operating segments driven by 2012 releases of updated models of MacBook Air and MacBook Pro, including the new MacBook Pro with Retina display in June 2012. Partially offsetting the increase in net sales of Mac portables was a decline in net sales of Mac desktops that reflected the overall decline in the market for desktop personal computers during 2012. Additionally, the Company did not introduce updated versions of its Mac desktop products in 2012. Mac net sales accounted for 15% and 20% of the Company’s total net sales for 2012 and 2011, respectively.

•

Net sales of iTunes, software and services were $12.9 billion in 2012, representing an increase of $3.5 billion or 38% compared to 2011. The increase was due primarily to growth of the iTunes Store, the App Store, and the iBookstore, which generated total net sales of $7.5 billion for 2012 compared to net sales of $5.4 billion during 2011. The year-over-year increase in iTunes, software and services reflects growth of the Company’s customer base and App Store sales, and the continued expansion of third-party audio, video and book content available for sale or rent via the iTunes Store. The Company continues to expand its iTunes content and applications offerings around the world. Net sales of iTunes, software and services accounted for 8% and 9% of the Company’s total net sales for 2012 and 2011, respectively.

Partially offsetting the positive factors contributing to the overall increase in net sales was a decrease in iPod net sales experienced across all operating segments. iPod net sales were $5.6 billion in 2012, a decrease of $1.8 billion or 25% compared to 2011. Similarly, iPod unit sales decreased by 17% in 2012 compared to 2011. Declines in net sales and unit sales of iPod reflect the continuing contraction of the overall market for MP3 players. Net sales of iPod accounted for 4% and 7% of the Company’s total net sales for 2012 and 2011, respectively.

The Company has historically experienced higher net sales in its first fiscal quarter compared to other quarters in its fiscal year due in part to holiday seasonal demand. Actual and anticipated timing of new product introductions by the Company can also significantly impact the level of net sales experienced by the Company in any particular quarter. However, neither historical seasonal patterns nor historical patterns of product introductions should be considered reliable indicators of the Company’s future net sales or financial performance.

Growth in total net sales was particularly strong during the first six months of 2012, rising $34.1 billion or 66% compared to the same period in 2011. The net sales growth during the first six months of 2012 reflects the launch of iPhone 4S in the first quarter of 2012 and the Company’s ability to meet demand more quickly for iPhone 4S when compared to the iPhone 4 launch. Growth during the first half of 2012 was also favorably impacted by the addition of a 14th week in the first quarter of 2012 and strong unit sales of iPad during the holiday season, resulting in a 111% increase in iPad unit sales during the first quarter of 2012 compared to the same quarter in 2011.

Fiscal Year 2011 versus 2010

Net sales during 2011 increased $43.0 billion or 66% compared to 2010. Several factors contributed positively to this increase, including the following:

•

iPhone net sales were $46.0 billion in 2011, representing an increase of $21.5 billion or 88% compared to 2010. iPhone unit sales totaled 72.3 million during 2011, representing an increase of 32.3 million units or 81% compared to 2010. iPhone year-over-year net sales growth reflected strong demand for iPhone 4 in all of the Company’s operating segments. The expanded U.S. distribution of iPhone to the Verizon Wireless network beginning in February 2011, continued expansion into new countries, and increased distribution with other new carriers and resellers also contributed to the year-over-year growth of iPhone. iPhone net sales accounted for 42% and 38% of the Company’s total net sales for 2011 and 2010, respectively.

•

iPad net sales were $19.2 billion in 2011, representing an increase of $14.5 billion or 309% compared to 2010. The Company introduced iPad in the third quarter of 2010. Unit sales of iPad were 32.4 million during 2011, an increase of 334% from 2010. The year-over-year unit growth and net sales growth were driven by strong iPad demand in all of the Company’s operating segments. iPad net sales accounted for 18% and 7% of the Company’s total net sales for 2011 and 2010, respectively.

•

Mac net sales were $21.8 billion in 2011, representing an increase of $4.3 billion or 25% compared to 2010. Mac unit sales increased by 3.1 million or 22% in 2011 compared to 2010. The year-over-year growth in Mac net sales and unit sales was due primarily to higher demand in all of the Company’s operating segments for MacBook Air and MacBook Pro, which were updated in July 2011 and February 2011, respectively. Mac net sales accounted for 20% and 27% of the Company’s total net sales for 2011 and 2010, respectively.

•

Net sales of iTunes, software and services were $9.4 billion in 2011, representing an increase of $2.3 billion or 32% compared to 2010. The increase in iTunes, software and services was largely driven by App Store expansion into new countries that contributed to strong growth in all of the Company’s geographic segments. During 2011, net sales for the iTunes Store, App Store, and iBookstore were $5.4 billion, representing an increase of 33% compared to 2010. The Company believes this continued growth was the result of heightened consumer interest in downloading third-party digital content, continued growth in its customer base of iOS devices, expansion of third-party audio and video content available via the iTunes Store, and continued interest in and growth of the App Store. Net sales of iTunes, software and services accounted for 9% and 11% of the Company’s total net sales for 2011 and 2010, respectively.

Partially offsetting the positive factors contributing to the overall increase in net sales was a decrease in iPod net sales of $821 million or 10% during 2011 compared to 2010. Similarly, iPod unit sales decreased by 15% in 2011 compared to 2010. Net sales of iPod accounted for 7% and 13% of the Company’s total net sales for 2011 and 2010, respectively.

Segment Operating Performance

The Company manages its business primarily on a geographic basis. The Company’s reportable operating segments consist of the Americas, Europe, Greater China, Japan, Rest of Asia Pacific and Retail operations. The Americas segment includes both North and South America. The Europe segment includes European countries, as well as the Middle East and Africa. The Greater China segment includes China, Hong Kong and Taiwan. The Rest of Asia Pacific segment includes Australia and Asian countries, other than Japan and those countries included in the Greater China segment. The Retail segment operates Apple retail stores in 13 countries, including the U.S. The results of the Americas, Europe, Greater China, Japan and Rest of Asia Pacific segments do not include results of the Retail segment. Each operating segment provides similar hardware and software products and similar services. Further information regarding the Company’s operating segments may be found in this Form 8-K in the Notes to Consolidated Financial Statements in Note 8, “Segment Information and Geographic Data.”

Americas

Net sales in the Americas segment increased $19.2 billion or 50% during 2012 compared to 2011. The growth in net sales during 2012 was primarily driven by increased demand for iPhone following the launches of iPhone 4S and iPhone 5, strong demand for the new iPad and iPad 2, and higher sales from the iTunes Store. The Americas segment represented 37% and 35% of the Company’s total net sales for 2012 and 2011, respectively.

Net sales in the Americas segment increased $13.8 billion or 56% during 2011 compared to 2010. The primary contributors to the growth in net sales was a significant year-over-year increase in iPhone sales from carrier expansion and strong demand for iPhone 4 and increased sales of iPad and Mac, partially offset by a decrease in iPod sales. Higher sales of third-party digital content and applications from the iTunes Store also drove an increase in net sales during 2011. The Americas segment represented 35% and 37% of the Company’s total net sales for 2011 and 2010, respectively.

Europe

Net sales in the Europe segment increased $8.5 billion or 31% during 2012 compared to 2011. The growth in net sales during 2012 was primarily driven by strong demand for the new iPad and iPad 2, higher sales from the iTunes Store and increased demand for iPhone from the launch of iPhone 4S. iPhone 5 was launched in a limited number of countries in the Europe segment at the end of the fourth quarter of 2012 and therefore did not contribute to the growth in net sales in the Europe segment to the same extent as it did in the Americas, Greater China and Japan segments. Net sales in the Europe segment were also negatively impacted by the region’s uncertain economic conditions and the strength in the U.S. dollar relative to several European currencies, including the euro. The Europe segment represented 23% and 26% of the Company’s total net sales for 2012 and 2011, respectively.

Net sales in the Europe segment increased $9.1 billion or 49% during 2011 compared to 2010. The increase in net sales during 2011 was attributable primarily to the continued year-over-year increase in iPhone sales from carrier expansion and strong demand for iPhone 4, and increased sales of iPad and Mac, partially offset by a decrease in iPod sales. The Europe segment represented 26% and 29% of the Company’s total net sales for 2011 and 2010, respectively.

Greater China

Net sales in the Greater China segment increased $9.8 billion or 78% during 2012 compared to 2011. The growth in net sales during 2012 was mainly due to increased demand for iPhone from the launch of iPhone 4S and strong demand for the new iPad and iPad 2. Growth in the Greater China segment was affected by the timing of iPhone and iPad product launches. iPhone 5 was not launched in China during 2012, and the new iPad that was introduced by the Company in March 2012 was not launched in China until the fourth quarter of 2012. The Greater China segment represented 14% and 12% of the Company’s total net sales for 2012 and 2011, respectively.

Net sales in the Greater China segment increased $9.7 billion or 320% during 2011 compared to 2010. The growth in net sales during 2011 was due primarily to particularly strong demand for iPhone and iPad, and increased sales of Mac. The Greater China segment represented 12% and 5% of the Company’s total net sales for 2011 and 2010, respectively.

Japan

Net sales in the Japan segment increased $5.1 billion or 94% during 2012 compared to 2011. The growth in net sales during 2012 was primarily driven by increased demand for iPhone following the launches of iPhone 4S and iPhone 5, expanded distribution with a new iPhone carrier, strong demand for the new iPad and iPad 2, higher sales from the iTunes Store, and strength in the Japanese Yen relative to the U.S. dollar. The Japan segment represented 7% and 5% of the Company’s total net sales for 2012 and 2011, respectively.

Net sales in the Japan segment increased $1.5 billion or 37% during 2011 compared to 2010. The key contributors to Japan’s net sales growth were increased iPhone sales, strong sales of iPad, increased sales of Mac, and strength in the Japanese Yen relative to the U.S. dollar. The Japan segment represented 5% and 6% of the Company’s total net sales for 2011 and 2010, respectively.

Rest of Asia Pacific

Net sales in the Rest of Asia Pacific segment increased $839 million or 8% during 2012 compared to 2011. The growth in net sales during 2012 was mainly due to strong demand for the new iPad. The Rest of Asia Pacific segment experienced significantly lower year-over-year growth in net sales compared to all of the Company’s other operating segments due primarily to a decrease in iPhone sales. This decrease reflects the timing of iPhone 5 launches in the Rest of Asia Pacific segment, which only occurred in a limited number of countries during the fourth quarter of 2012. The Rest of Asia Pacific segment represented 7% and 9% of the Company’s total net sales in both 2012 and 2011, respectively.

Net sales in the Rest of Asia Pacific segment increased $4.7 billion or 89% during 2011 compared to 2010. Higher net sales in the Rest of Asia Pacific segment were due mainly to the increase in iPhone sales given the strong demand for iPhone 4 and carrier expansion, strong sales of iPad, and increased Mac sales. The Rest of Asia Pacific segment represented 9% and 8% of the Company’s total net sales in 2011 and 2010, respectively.

Retail

Net sales in the Retail segment increased $4.7 billion or 33% during 2012 compared to 2011. The growth in net sales during 2012 was driven primarily by increased demand for iPhone following the launches of iPhone 4S and iPhone 5, strong demand for the new iPad and iPad 2, and higher Mac net sales. The lower year-over-year growth in net sales experienced by the Retail segment during 2012 compared to the Company’s overall growth rate reflects the significant expansion in iPad indirect distribution. The Retail segment accounted for 12% and 13% of the Company’s total net sales for 2012 and 2011, respectively.

The Company opened 33 new retail stores during 2012, 28 of which were outside the U.S., ending the year with 390 stores open compared to 357 stores at the end of 2011. As of September 29, 2012, the Company had a total of 250 U.S. retail stores and 140 international retail stores. With an average of 365 stores and 326 stores during 2012 and 2011, respectively, average revenue per store increased 19% to $51.5 million in 2012 compared to $43.3 million in 2011.

Net sales in the Retail segment increased $4.3 billion or 44% during 2011 compared to 2010. The increase in net sales was driven primarily by strong demand for iPad, higher Mac sales, and an increase in iPhone sales. The Company opened 40 new retail stores during 2011, 28 of which were outside the U.S., ending the year with 357 stores open compared to 317 stores at the end of 2010. As of September 24, 2011, the Company had a total of 245 U.S. retail stores and 112 international retail stores. During 2011, the Company had an average of 326 stores compared to an average of 288 stores during 2010. The average revenue per store increased 27% to $43.3 million in 2011 compared to $34.1 million in 2010. The Retail segment represented 13% and 15% of the Company’s total net sales in 2011 and 2010, respectively.

The Retail segment’s operating income was $4.6 billion, $3.1 billion, and $2.2 billion during 2012, 2011, and 2010, respectively. These year-over-year increases in Retail operating income were primarily attributable to higher overall net sales that resulted in significantly higher average revenue per store during the respective years.

Gross Margin

Gross margin for 2012, 2011 and 2010 are as follows (in millions, except gross margin percentages):

	2012	2011	2010
Net sales	$156,508	$108,249	$65,225
Cost of sales	87,846	64,431	39,541

Gross margin	$68,662	$43,818	$25,684

Gross margin percentage	43.9%	40.5%	39.4%

The gross margin percentage in 2012 was 43.9%, compared to 40.5% in 2011. This year-over-year increase in gross margin was largely driven by lower commodity and other product costs, a higher mix of iPhone sales, and improved leverage on fixed costs from higher net sales. The increase in gross margin was partially offset by the impact of a stronger U.S. dollar. The gross margin percentage during the first half of 2012 was 45.9% compared to 41.4% during the second half of 2012. The primary drivers of higher gross margin in the first half of 2012 compared to the second half are a higher mix of iPhone sales and improved leverage on fixed costs from higher net sales. Additionally, gross margin in the second half of 2012 was also affected by the introduction of new products with flat pricing that have higher cost structures and deliver greater value to customers, price reductions on certain existing products, higher transition costs associated with product launches, and continued strengthening of the U.S. dollar; partially offset by lower commodity costs.

The gross margin percentage in 2011 was 40.5%, compared to 39.4% in 2010. This year-over-year increase in gross margin was largely driven by lower commodity and other product costs.

The Company expects to experience decreases in its gross margin percentage in future periods, as compared to levels achieved during 2012, and the Company anticipates gross margin of about 36% during the first quarter of 2013. Expected future declines in gross margin are largely due to a higher mix of new and innovative products with flat or reduced pricing that have higher cost structures and deliver greater value to customers and anticipated component cost and other cost increases. Future strengthening of the U.S. dollar could further negatively impact gross margin.

The foregoing statements regarding the Company’s expected gross margin percentage in future periods, including the first quarter of 2013, are forward-looking and could differ from actual results because of several factors including, but not limited to those set forth above in Part I, Item 1A of the Form 10-K under the heading “Risk Factors” and those described in this paragraph. In general, gross margins and margins on individual products will remain under downward pressure due to a variety of factors, including continued industry wide global product pricing pressures, increased competition, compressed product life cycles, product transitions and potential increases in the cost of components, as well as potential increases in the costs of outside manufacturing services and a potential shift in the Company’s sales mix towards products with lower gross margins. In response to competitive pressures, the Company expects it will continue to take product pricing actions, which would adversely affect gross margins. Gross margins could also be affected by the Company’s ability to manage product quality and warranty costs effectively and to stimulate demand for certain of its products. Due to the Company’s significant international operations, financial results can be significantly affected in the short-term by fluctuations in exchange rates.

Operating Expenses

Operating expenses for 2012, 2011, and 2010 are as follows (in millions, except for percentages):

	2012	2011	2010
Research and development	$3,381	$2,429	$1,782
Percentage of net sales	2%	2%	3%
Selling, general and administrative	$10,040	$7,599	$5,517
Percentage of net sales	6%	7%	8%

Research and Development (“R&D”) Expense

R&D expense increased $952 million or 39% in 2012 compared to 2011 and $647 million or 36% in 2011 compared to 2010. The growth in R&D expense was driven by an increase in headcount and related expenses to support expanded R&D activities. Although total R&D expense increased 39% and 36% in 2012 and 2011, respectively, it remained fairly consistent as a percentage of net sales.

The Company continues to believe that focused investments in R&D are critical to its future growth and competitive position in the marketplace and are directly related to timely development of new and enhanced products that are central to the Company’s core business strategy. As such, the Company expects to make further investments in R&D to remain competitive.

Selling, General and Administrative (“SG&A”) Expense

SG&A expense increased $2.4 billion or 32% during 2012 compared to 2011 and $2.1 billion or 38% during 2011 compared to 2010. These increases were primarily due to the Company’s continued expansion of its Retail segment, increased headcount and related expenses, higher spending on professional services, marketing and advertising programs, and increased variable costs associated with the overall growth of the Company’s net sales.

Other Income and Expense

Other income and expense for 2012, 2011, and 2010 are as follows (in millions):

	2012	2011	2010
Interest and dividend income	$1,088	$519	$311
Other expense, net	(566)	(104)	(156)

Total other income/(expense), net	$522	$415	$155

Total other income and expense increased $107 million or 26% to $522 million during 2012 compared to $415 million and $155 million in 2011 and 2010, respectively. The year-over-year increase in other income and expense during 2012 was due primarily to higher interest and dividend income on the Company’s higher cash, cash equivalents and marketable securities balances, partially offset by higher premium expenses on foreign exchange contracts. The overall increase in other income and expense in 2011 compared to 2010 was attributable to higher interest income and net realized gains on sales of marketable securities. The weighted average interest rate earned by the Company on its cash, cash equivalents and marketable securities was 1.03%, 0.77%, and 0.75% during 2012, 2011, and 2010, respectively. During 2012, 2011, and 2010, the Company had no debt outstanding and accordingly did not incur any related interest expense.

Provision for Income Taxes

The Company’s effective tax rates were approximately 25.2%, 24.2%, and 24.4% for 2012, 2011, and 2010, respectively. The Company’s effective rates for these periods differ from the statutory federal income tax rate of 35% due primarily to certain undistributed foreign earnings for which no U.S. taxes are provided because such earnings are intended to be indefinitely reinvested outside the U.S.

As of September 29, 2012, the Company had deferred tax assets arising from deductible temporary differences, tax losses, and tax credits of $4.0 billion, and deferred tax liabilities of $14.9 billion. Management believes it is more likely than not that forecasted income, including income that may be generated as a result of certain tax planning strategies, together with future reversals of existing taxable temporary differences, will be sufficient to fully recover the deferred tax assets. The Company will continue to evaluate the realizability of deferred tax assets quarterly by assessing the need for and amount of a valuation allowance.

The Internal Revenue Service (the “IRS”) has completed its field audit of the Company’s federal income tax returns for the years 2004 through 2006 and proposed certain adjustments. The Company has contested certain of these adjustments through the IRS Appeals Office. The IRS is currently examining the years 2007 through 2009. All IRS audit issues for years prior to 2004 have been resolved. In addition, the Company is subject to audits by state, local, and foreign tax authorities. Management believes that adequate provisions have been made for any adjustments that may result from tax examinations. However, the outcome of tax audits cannot be predicted with certainty. If any issues addressed in the Company’s tax audits are resolved in a manner not consistent with management’s expectations, the Company could be required to adjust its provision for income taxes in the period such resolution occurs.

Liquidity and Capital Resources

The following table presents selected financial information and statistics as of and for the years ended September 29, 2012, September 24, 2011, and September 25, 2010 (in millions):

	2012	2011	2010

Cash, cash equivalents and marketable securities	$121,251	$81,570	$51,011
Accounts receivable, net	$10,930	$5,369	$5,510
Inventories	$791	$776	$1,051
Working capital	$19,111	$17,018	$20,956
Annual operating cash flow	$50,856	$37,529	$18,595

As of September 29, 2012, the Company had $121.3 billion in cash, cash equivalents and marketable securities, an increase of $39.7 billion or 49% from September 24, 2011. The principal components of this net increase was the cash generated by operating activities of $50.9 billion, which was partially offset by payments for acquisition of property, plant and equipment of $8.3 billion, payments for acquisition of intangible assets of $1.1 billion and payments of dividends and dividend equivalent rights of $2.5 billion.

The Company’s marketable securities investment portfolio is invested primarily in highly-rated securities and its investment policy generally limits the amount of credit exposure to any one issuer. The policy requires investments generally to be investment grade with the objective of minimizing the potential risk of principal loss. As of September 29, 2012 and September 24, 2011, $82.6 billion and $54.3 billion, respectively, of the Company’s cash, cash equivalents and marketable securities were held by foreign subsidiaries and are generally based in U.S. dollar-denominated holdings. Amounts held by foreign subsidiaries are generally subject to U.S. income taxation on repatriation to the U.S. The Company believes its existing balances of cash, cash equivalents and marketable securities will be sufficient to satisfy its working capital needs, capital asset purchases, outstanding commitments, common stock repurchases, dividends on its common stock, and other liquidity requirements associated with its existing operations over the next 12 months.

Capital Assets

The Company’s capital expenditures were $10.3 billion during 2012, consisting of $865 million for retail store facilities and $9.5 billion for other capital expenditures, including product tooling and manufacturing process equipment, and other corporate facilities and infrastructure. The Company’s actual cash payments for capital expenditures during 2012 were $8.3 billion.

The Company anticipates utilizing approximately $10 billion for capital expenditures during 2013, including approximately $850 million for retail store facilities and approximately $9.15 billion for other capital expenditures, including product tooling and manufacturing process equipment, and corporate facilities and infrastructure, including information systems hardware, software and enhancements.

During 2013, the Company expects to open about 30 to 35 new retail stores, with approximately three-quarters located outside of the U.S.

Dividend and Stock Repurchase Program

In March 2012, the Board of Directors of the Company approved a dividend policy pursuant to which it plans to pay, subject to subsequent declaration, quarterly dividends of $2.65 per share. The Company expects to pay approximately $2.5 billion each quarter in conjunction with the quarterly declared dividends.

In March 2012, the Company’s Board of Directors authorized a program to repurchase up to $10 billion of the Company’s common stock beginning in 2013. The repurchase program is expected to be executed over a three-year period with the primary objective of neutralizing the impact of dilution from future employee equity grants and employee stock purchase programs. The repurchase program does not obligate the Company to acquire any specific number of shares. The Company anticipates that it will utilize approximately $45 billion of domestic cash to pay dividends, repurchase shares, and to remit withheld taxes related to net share settlement of restricted stock units in the first three years of the dividend and stock repurchase programs. The Company anticipates the cash used for future dividends and the repurchase program will come primarily from current domestic cash and from on-going U.S. operating activities and the cash generated from such activities.

Off-Balance Sheet Arrangements and Contractual Obligations

The Company has not entered into any transactions with unconsolidated entities whereby the Company has financial guarantees, subordinated retained interests, derivative instruments, or other contingent arrangements that expose the Company to material continuing risks, contingent liabilities, or any other obligation under a variable interest in an unconsolidated entity that provides financing, liquidity, market risk, or credit risk support to the Company.

The following table presents certain payments due by the Company under contractual obligations with minimum firm commitments as of September 29, 2012 and excludes amounts already recorded on the Consolidated Balance Sheet (in millions):

	Total	Payments Due in Less Than 1 Year	Payments Due in 1-3 Years	Payments Due in 4-5 Years	Payments Due in More Than 5 Years

Operating leases	$4,414	$516	$1,098	$999	$1,801
Purchase obligations	21,053	21,053	0	0	0
Other obligations	988	937	49	2	0

Total	$26,455	$22,506	$1,147	$1,001	$1,801

Lease Commitments

The Company’s major facility leases are typically for terms not exceeding 10 years and generally provide renewal options for terms not exceeding five additional years. Leases for retail space are for terms ranging from five to 20 years, the majority of which are for 10 years, and often contain multi-year renewal options. As of September 29, 2012, the Company’s total future minimum lease payments under noncancelable operating leases were $4.4 billion, of which $3.1 billion related to leases for retail space.

Purchase Commitments with Outsourcing Partners and Component Suppliers

The Company utilizes several outsourcing partners to manufacture sub-assemblies for the Company’s products and to perform final assembly and testing of finished products. These outsourcing partners acquire components and build product based on demand information supplied by the Company, which typically covers periods up to 150 days. The Company also obtains individual components for its products from a wide variety of individual suppliers. Consistent with industry practice, the Company acquires components through a combination of purchase orders, supplier contracts, and open orders based on projected demand information. As of September 29, 2012, the Company had outstanding off-balance sheet third-party manufacturing commitments and component purchase commitments of $21.1 billion.

Other Obligations

In addition to the off-balance sheet commitments mentioned above, the Company had outstanding obligations of $988 million as of September 29, 2012, that were comprised mainly of commitments to acquire capital assets, including product tooling and manufacturing process equipment, and commitments related to advertising, research and development, Internet and telecommunications services and other obligations.

The Company’s other non-current liabilities in the Consolidated Balance Sheets consist primarily of deferred tax liabilities, gross unrecognized tax benefits and the related gross interest and penalties. As of September 29, 2012, the Company had non-current deferred tax liabilities of $13.8 billion. Additionally, as of September 29, 2012, the Company had gross unrecognized tax benefits of $2.1 billion and an additional $401 million for gross interest and penalties classified as non-current liabilities. At this time, the Company is unable to make a reasonably reliable estimate of the timing of payments in individual years in connection with these tax liabilities; therefore, such amounts are not included in the above contractual obligation table.

Indemnification

The Company generally does not indemnify end-users of its operating system and application software against legal claims that the software infringes third-party intellectual property rights. Other agreements entered into by the Company sometimes include indemnification provisions under which the Company could be subject to costs and/or damages in the event of an infringement claim against the Company or an indemnified third-party. However, the Company has not been required to make any significant payments resulting from such an infringement claim asserted against it or an indemnified third-party. In the opinion of management, there was not at least a reasonable possibility the Company may have incurred a material loss with respect to indemnification of end-users of its operating system or application software for infringement of third-party intellectual property rights. The Company did not record a liability for infringement costs related to indemnification as of September 29, 2012 or September 24, 2011.

The Company has entered into indemnification agreements with its directors and executive officers. Under these agreements, the Company has agreed to indemnify such individuals to the fullest extent permitted by law against liabilities that arise by reason of their status as directors or officers and to advance expenses incurred by such individuals in connection with related legal proceedings. It is not possible to determine the maximum potential amount of payments the Company could be required to make under these agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each claim. However, the Company maintains directors and officers liability insurance coverage to reduce its exposure to such obligations, and payments made under these agreements historically have not been material.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

Interest Rate and Foreign Currency Risk Management

The Company regularly reviews its foreign exchange forward and option positions, both on a stand-alone basis and in conjunction with its underlying foreign currency and interest rate related exposures. Given the effective horizons of the Company’s risk management activities and the anticipatory nature of the exposures, there can be no assurance these positions will offset more than a portion of the financial impact resulting from movements in either foreign exchange or interest rates. Further, the recognition timing of gains and losses related to these instruments for any given period may not coincide with the timing of gains and losses related to the underlying economic exposures and, therefore, may adversely affect the Company’s financial condition and operating results.

Interest Rate Risk

While the Company is exposed to interest rate fluctuations in many of the world’s leading industrialized countries, the Company’s interest income and expense is most sensitive to fluctuations in U.S. interest rates. Changes in U.S. interest rates affect the interest earned on the Company’s cash, cash equivalents and marketable securities, the fair value of those securities, as well as costs associated with hedging.

The Company’s investment policy and strategy are focused on preservation of capital and supporting the liquidity requirements of the Company. A portion of the Company’s cash is managed by external managers within the guidelines of the Company’s investment policy and to objective market benchmarks. The Company’s internal portfolio is benchmarked against external manager performance.

The Company’s exposure to changes in interest rates relates primarily to the Company’s investment portfolio. The Company typically invests in highly-rated securities, and its investment policy generally limits the amount of credit exposure to any one issuer. The policy requires investments generally to be investment grade, with the primary objective of minimizing the potential risk of principal loss.

To provide a meaningful assessment of the interest rate risk associated with the Company’s investment portfolio, the Company performed a sensitivity analysis to determine the impact a change in interest rates would have on the value of the investment portfolio assuming a 100 basis point parallel shift in the yield curve. Based on investment positions as of September 29, 2012, a hypothetical 100 basis point increase in interest rates across all maturities would result in a $2.1 billion incremental decline in the fair market value of the portfolio. As of September 24, 2011, a similar 100 basis point shift in the yield curve would result in a $913 million incremental decline in the fair market value of the portfolio. Such losses would only be realized if the Company sold the investments prior to maturity.

Foreign Currency Risk

In general, the Company is a net receiver of currencies other than the U.S. dollar. Accordingly, changes in exchange rates, and in particular a strengthening of the U.S. dollar, will negatively affect the Company’s net sales and gross margins as expressed in U.S. dollars. There is a risk that the Company will have to adjust local currency product pricing due to competitive pressures when there have been significant volatility in foreign currency exchange rates.

The Company may enter into foreign currency forward and option contracts with financial institutions to protect against foreign exchange risks associated with certain existing assets and liabilities, certain firmly committed transactions, forecasted future cash flows, and net investments in foreign subsidiaries. Generally, the Company’s practice is to hedge a majority of its material foreign exchange exposures, typically for up to six months. However, the Company may choose not to hedge certain foreign exchange exposures for a variety of reasons, including but not limited to accounting considerations and the prohibitive economic cost of hedging particular exposures.

To provide a meaningful assessment of the foreign currency risk associated with certain of the Company’s foreign currency derivative positions, the Company performed a sensitivity analysis using a value-at-risk (“VAR”) model to assess the potential impact of fluctuations in exchange rates. The VAR model consisted of using a Monte Carlo simulation to generate thousands of random market price paths assuming normal market conditions. The VAR is the maximum expected loss in fair value, for a given confidence interval, to the Company’s foreign currency derivative positions due to adverse movements in rates. The VAR model is not intended to represent actual losses but is used as a risk estimation and management tool. The model assumes normal market conditions. Forecasted transactions, firm commitments, and assets and liabilities denominated in foreign currencies were excluded from the model. Based on the results of the model, the Company estimates with 95% confidence a maximum one-day loss in fair value of $200 million as of September 29, 2012 compared to a maximum one-day loss in fair value of $161 million as of September 24, 2011. Because the Company uses foreign currency instruments for hedging purposes, the loss in fair value incurred on those instruments are generally offset by increases in the fair value of the underlying exposures.

Actual future gains and losses associated with the Company’s investment portfolio and derivative positions may differ materially from the sensitivity analyses performed as of September 29, 2012 due to the inherent limitations associated with predicting the timing and amount of changes in interest rates, foreign currency exchanges rates and the Company’s actual exposures and positions.